EXHIBIT 23.5

          CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statement (Form S-8) of Shawmut National Corporation pertaining to the Shawmut National Corporation Secondary Stock Option and Restricted Stock Award Plan of our report dated February 11, 1993, except for Note B, as to which the date is March 22, 1994, with respect to the consolidated financial statements of Gateway Financial Corporation at December 31, 1992 and for each of the two years in the period ended December 31, 1992, included in the Current Report on Form 8-K of Shawmut National Corporation dated March 28, 1994.

                                             /s/ Ernst & Young

          Hartford, Connecticut
          June 8, 1994